    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996


                                                     REGISTRATION NO.: 333-06151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             METROGOLF INCORPORATED
             (Exact name of Registrant as specified in its charter)

           COLORADO                          7200                  84-1288480
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of
incorporation or organization)      Classification Number)       Identification
                                                                    Number)

                           1999 BROADWAY, SUITE 2435
                             DENVER, COLORADO 80202
                                 (303) 294-9300
         (Address and telephone number of principal executive offices)
                         ------------------------------

                            CHARLES D. TOURTELLOTTE
                           1999 BROADWAY, SUITE 2435
                             DENVER, COLORADO 80202
                                 (303) 294-9300
           (Name, address and telephone number of agent for service)
                         ------------------------------

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

          Jeffrey M. Knetsch                         Kevin A. Cudney
           Brent T. Slosky                          George A. Hagerty
Brownstein Hyatt Farber & Strickland,              Dorsey & Whitney LLP
                 P.C.
     410 17th Street, 22nd Floor               370 17th Street, Suite 4400
        Denver, Colorado 80202                    Denver, Colorado 80202
telephone: (303) 534-6335 / facsimile:    telephone: (303) 629-3400 / facsimile:
            (303) 623-1956                            (303) 629-3450

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
          SECURITIES TO BE REGISTERED             BE REGISTERED (1)      PER SHARE (2)       OFFERING PRICE      REGISTRATION FEE
Common Stock, no par value.....................       1,904,821              $8.00             $15,238,568           $5,255(3)

(1) Includes 176,250 shares to cover the Underwriters' Over-allotment Option. Also includes an indeterminate number of shares that are issuable upon conversion of the PP Notes (as defined herein), presently estimated to be 553,571 shares.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a).

(3) $5,334 previously paid.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             METROGOLF INCORPORATED
                             CROSS REFERENCE SHEET
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS IN PART I OF FORM S-1

FORM S-1 CAPTION                                                                   PROSPECTUS CAPTION
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Not Applicable; Selling Stockholders [Alternate Page]
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting; Plan of
                                                                   Distribution [Alternate Page]
       9.  Description of Securities to Be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Not Applicable
      11.  Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; Capitalization;
                                                                   Selected Consolidated and Pro Forma Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Description of Capital Stock;
                                                                   Consolidated and Combined Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

                                EXPLANATORY NOTE

    This Registration Statement covers the registration of (i) an offering of 1,351,250 shares of common stock, no par value ("Common Stock"), including shares of Common Stock to cover over-allotments, of MetroGolf Incorporated (the "Company"), a Colorado corporation, for sale by the Company in an underwritten public offering, and (ii) an additional 553,571 shares (the "Conversion Shares") of Common Stock (or such greater number of shares as may be required) issuable upon conversion of the Company's 12% Convertible Subordinated Notes due 1997 (the "PP Notes") that were issued in a private placement closed on May 30, 1996 to the holders thereof (the "Selling Shareholders") all for resale from time to time by the Selling Shareholders subject to the contractual restriction that the Selling Shareholders may not sell the Conversion Shares for a specific period after the closing of the underwritten offering without the Underwriters' prior consent. The PP Notes are convertible at 50% of the price to public in the public offering (the "IPO") if converted simultaneously with the closing of the IPO or at 50% of the Market Price of the Common Stock (as defined), if converted at a later date. The above number of Conversion Shares is determined utilizing a $7.00 per share price in the IPO (the middle of the expected range).

    The complete Prospectus relating to the underwritten offering follows immediately after this Explanatory Note. Following the Prospectus for the underwritten offering are pages of the Prospectus relating solely to the Conversion Shares, including alternative front and back cover pages and sections entitled "Concurrent Public Offering," "Shares Eligible for Future Sale," "Selling Stockholders" and "Plan of Distribution" to be used in lieu of the sections entitled "Concurrent Offering," "Shares Eligible for Future Sale" and "Underwriting" in the Prospectus relating to the underwritten offering. Certain sections of the Prospectus for the underwritten offering will not be used in the Prospectus relating to the Conversion Shares such as "Use of Proceeds" and "Dilution." In addition, certain language in the Prospectus for the underwritten offering relating to the underwritten offering will be changed, with such changes being submitted to the Securities and Exchange Commission in a Prospectus pursuant to Rule 424.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The amount of expenses in connection with the issuance and distribution of the Common Stock registered hereby are set forth in the following table. All the amounts shown are estimates, except the SEC registration fee and the NASD filing fee.


SEC Registration Fee.............................................  $   5,334
NASD Filing Fee..................................................      1,932
Accounting Fees and Expenses.....................................     90,000
Legal Fees and Expenses..........................................    200,000
Printing and Engraving Costs.....................................    160,000
Blue Sky Fees and Expenses.......................................     60,000
Stock Exchange Fees..............................................     13,250
Expense Allowance................................................    123,375
Miscellaneous....................................................     42,859
                                                                   ---------
Total............................................................    696,750
                                                                   ---------
                                                                   ---------



ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    Article 109 of the Colorado Business Corporation Act ("CBCA") authorizes the Registrant to indemnify its directors and officers under specified circumstances. The Bylaws of the Registrant provide that the Registrant shall, subject to approval by a majority of its directors, indemnify, to the extent permitted by Colorado law, its directors and officers. The CBCA does not limit an officer's or director's liability for violation of the federal securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    In the three year period prior to the filing of this Registration Statement, the Registrant has sold the following unregistered securities:

COMMON STOCK

    On July 29, 1994, the date of incorporation of the Company, the Company issued 680,782 shares of its Common Stock to the Company's founder, Charles D. Tourtellotte, in exchange for all of his common stock of the general partners of ICGP and GCGP.

PREFERRED STOCK UNITS

    Between July 29, 1994 and August 28, 1995, the Registrant sold 45,500 Units; each Unit consists of one share of its Redeemable Preferred Stock and warrants to purchase 3.58 shares of its Common Stock at an exercise price of $2.23 per share. The Units were sold for cash at $25 per unit, resulting in gross proceeds to the issuer of $1,137,500. Rodman & Renshaw, Inc. acted as placement agent for the offering of Units and received cash compensation equal to 9% of the gross proceeds raised in the offering ($101,250). In addition, Rodman & Renshaw, Inc. received warrants to purchase 11,108 shares of Common Stock at an exercise price of $2.23 per share. None of the warrants have been exercised as of the date of this Registration Statement.

CONVERTIBLE NOTES

    Between May 20, 1996 and May 30, 1996, the Registrant sold $2,025,000 aggregate principal amount of its 12% Convertible Subordinated Notes Due 1997 (the "PP Notes"). The PP Notes were sold for 100% of their principal amount, resulting in gross proceeds to the issuer of $2,025,000. Laidlaw Equities, Inc. acted as placement agent for the PP Notes and received cash compensation equal to 10% of the gross proceeds raised in the offering ($202,500).

OFFICERS' AND DIRECTORS' WARRANTS

    In 1995, the Registrant issued warrants to purchase 8,152 shares of Common Stock at an exercise price of $2.23 per share to each of its two non-management directors, Ernie Banks and Jack F. Lasday. These warrants were issued as compensation for serving as directors. The Registrant does not otherwise compensate its directors except for their reasonable expenses in attending meetings of the board of directors. None of the warrants has been exercised as of the date of this Registration Statement.

    As compensation for their services in 1995, the Registrant issued warrants to purchase 48,860 shares of Common Stock at an exercise price of $2.23 per share to each of Charles D. Tourtellotte, its President, and J.D. Finley, its Executive Vice President and Chief Financial Officer. None of the warrants has been exercised as of the date of this Registration Statement.

    In 1996, the Company issued options to purchase 125,000 shares of Common Stock at the IPO Price under the Company's Senior Executive Stock Option Plan. Such options vest over time starting March 31, 1997 based on certain benchmarks in the price of the Company's Common Stock and are immediately exercisable. The Common Stock issued upon exercise thereof are subject to a 13-month lock-up period, subject to waiver by the Representatives.

EXEMPTION FROM REGISTRATION CLAIMED

    The Common Stock, Units and PP Notes described above were issued pursuant to
Section 4(2) of the Securities Act of 1933 and in reliance on Rules 505 and 506 of Regulation D under the Securities Act of 1933. The Common Stock, Units and the PP Notes were offered and sold in separate private offerings not involving any form of general solicitation and only to persons that the Company reasonably believed to be "accredited investors" as contemplated by Regulation D or to fewer than 35 persons that the Company had reason to believe were not "accredited investors" but that the Company reasonably believed satisfied the conditions set forth in Rule 506(b)(ii), and in each case who made appropriate investment representations in their purchase agreements. The Officers' and Directors' warrants were issued as compensation for services and were not offered to any other person.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

    (a) Exhibits


   1       Form of Underwriting Agreement
   3.1     Articles of Incorporation, as amended, incorporated herein by reference from the Registrant's Offering Statement on Form 1-A (File No. 24D-3840) with
            June 3, 1996 amendment filed herewith.
   3.2     Bylaws, incorporated herein by reference from the Registrant's Offering
            Statement on Form 1-A (File No. 24D-3840)
   4       Specimen Common Stock Certificate of MetroGolf Incorporated
   4.2     Form of Note Purchase Agreement dated May 8, 1996 between The Vintage Group
            USA, Ltd. and the Purchasers of its 12% Convertible Subordinated Notes due
            1997 (the PP Notes)
   5       Opinion of Brownstein Hyatt Farber & Strickland, P.C.**
  10.1     Employment Agreement between the Company and Charles D. Tourtellotte effective as of January 1, 1996
  10.2     Employment Agreement between the Company and J.D. Finley effective as of
            January 1, 1996
  10.3     Employment Agreement between the Company and James K. Dignan effective as of
            July 1, 1996
  10.4(a)  Form of outstanding Warrant Certificates, incorporated herein by reference from the Registrant's Offering Statement on Form 1-A (File No. 24D-3840)

  10.4(b)  Warrant Agreement, incorporated herein by reference from the Registrant's
            Offering Statement on Form 1-A (File No. 24D-3840)
  10.7     Agreement of Limited Partnership of Illinois Center Golf Partners L.P.,
            incorporated herein by reference from the Registrant's Offering Statement on
            Form 1-A (File No. 24D-3840)
  10.8     Ground Sublease and Sublicense Agreement for Illinois Center Golf Facilities
            between Illinois Center Golf Partners L.P. and Illinois Center Plaza
            Venture, as amended, incorporated herein by reference from the Registrant's
            Offering Statement on Form 1-A (File No. 24D-3840)
  10.9     Agreement of Limited Partnership of Goose Creek Golf Partners Limited
            Partnership, incorporated herein by reference from the Registrant's Offering
            Statement on Form 1-A (File No. 24D-3840)
  10.10    Credit Line Deed of Trust for the benefit of Textron Financial Corporation, incorporated herein by reference from the Registrant's Offering Statement on
            Form 1-A (File No. 24D-3840)
  10.11    Port Authority Letter Agreement, incorporated herein by reference from the
            Registrant's Offering Statement on Form 1-A (File No. 24D-3840)
  10.12    Operating Agreement of Vintage New York Golf L.L.C., incorporated herein by reference from the Registrant's Offering Statement on Form 1-A (File No.
            24D-3840)
  10.13    Agreement of Purchase and Sale between Robert Selleck and Fremont Golf
            Partnership and The Vintage Group USA Ltd. dated as of March 19, 1996
  10.14    Letter of Intent relating to Harborside Golf Center from The Vintage Group
            USA Ltd. to Shapery Enterprises dated March 18, 1996
  10.15    Management Agreement between MetroGolf Management, Inc. and Illinois Center
            Golf, incorporated herein by reference from the Registrant's Offering
            Statement on Form 1-A (File No. 24D-3840)
  10.16    Settlement Agreement relating to 15% interest in Illinois Center Golf and
            Goose Creek, incorporated herein by reference from the Registrant's Offering
            Statement on Form 1-A (File No. 24D-3840)
  10.17    Company's 1996 Stock Option and Stock Bonus Plan
  10.18    Management Agreement between MetroGolf Management, Inc. and the Company dated
            July 1, 1996 relating to Fremont Golf Center.
  10.19    Management Agreement between MetroGolf Management, Inc. and MetroGolf (San
            Diego) Incorporated dated July 1, 1996 relating to Harborside Golf Center.
  10.20    Form of Note from the Company to the limited partners of ICGP that accept the
            Offer to Purchase.
  10.21    Form of Warrant from the Company to the limited partners of ICGP that accept the Offer to Purchase.
  10.22    Form of Note from the Company to the limited partners of GCGP that accept the
            Offer to Purchase.
  10.23    Company's Senior Executive Incentive Stock Option Plan**
  10.24    Extension to Letter of Commitment on Central Park Golf Course dated September
            19, 1996 from the City of Fremont to the Company relating to the Fremont
            Golf Center Golf Course.**

  10.25    Fifth Amendment to Ground Sublease and Sublease Agreement for Illinois Center
            Golf Facilities dated January 31, 1996 amending Exhibit 10.8**.
  11       Statement re Computation of per share Earnings
  21       Subsidiaries of the Registrant
  23.1     Consent of BDO Seidman, LLP
  23.2     Consent of Brownstein Hyatt Farber & Strickland, P.C. (included in their opinion filed as Exhibit 5)
  23.3     Consent of Michael S. McGetrick
  24       Power of Attorney (appears on the signature page of Form S-1 Registration
            Statement)
  27.1     Financial Data Schedule
(b)        Financial Statement Schedules
            (i) MetroGolf Incorporated and Subsidiaries
               Report of Independent Certified Public Accountants
               Schedule II -- Valuation and Qualifying Accounts


------------------------

** Filed herewith.


ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

        (ii) To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such case.

    The undersigned hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 4214(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 3 to the Company's Registration Statement (Form S-1) to be signed on its behalf by the undersigned thereunto duly authorized on October 8, 1996.


                                          METROGOLF INCORPORATED

                                          By: /s/ CHARLES D. TOURTELLOTTE

                                             -----------------------------------
                                              CHARLES D. TOURTELLOTTE
                                              PRESIDENT


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Company's Registration Statement (Form S-1) has been signed below by the following persons in the capacities and on the dates indicated.



October 8, 1996                          /s/ CHARLES D. TOURTELLOTTE
--------------------------------------   --------------------------------------------------
Date                                     CHARLES D. TOURTELLOTTE
                                         President and Director

October 8, 1996                          /s/ J.D. FINLEY
--------------------------------------   --------------------------------------------------
Date                                     J. D. FINLEY
                                         Executive Vice President and Chief Financial
                                         Officer

October 8, 1996                          /s/ ERNIE BANKS
--------------------------------------   --------------------------------------------------
Date                                     ERNIE BANKS
                                         Director

October 8, 1996                          /s/ JACK F. LASDAY
--------------------------------------   --------------------------------------------------
Date                                     JACK F. LASDAY
                                         Director